Exhibit 99.1

For Immediate Release
April 13, 2020

FIRST COMMUNITY BANKSHARES INC. ANNOUNCES CHANGE OF LOCATION

OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2020

BLUEFIELD, VIRGINIA — First Community Bankshares, Inc. (NASDAQ: FCBC)(www.firstcommunitybank.com) (“First Community”) announced today that, due to the emerging public health impact of the coronavirus (COVID-19) pandemic, the location of First Community’s Annual Meeting of shareholders to be held on Tuesday, April 28, 2020 at 2:00 p.m. Eastern Daylight Time (the “Annual Meeting”) has been changed and will be held in a virtual meeting format only.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/FCBC2020, shareholders must enter the control number found on their Notice Regarding the Availability of Proxy Materials, Proxy Card, or Voter Instruction Form previously received.  Further information regarding this change to the location of the Annual Meeting can be found in the Notice of Change of Location of Annual Meeting of Shareholders filed by First Community with the Securities and Exchange Commission on April 13, 2020.

About First Community

First Community Bankshares, Inc., a financial holding company headquartered in Bluefield, Virginia (the “First Community”), provides banking products and services through its wholly owned subsidiary First Community Bank. First Community Bank operated 58 branch banking locations in Virginia, West Virginia, North Carolina, and Tennessee as of December 31, 2019. First Community Bank offers wealth management and investment advice through its Trust Division and First Community Wealth Management, which collectively managed and administered $1.12 billion in combined assets as of December 31, 2019. The Company reported consolidated assets of $2.80 billion as of December 31, 2019. First Community’s common stock is listed on the NASDAQ Global Select Market under the trading symbol, “FCBC”. Additional investor information is available on First Community’s website at www.firstcommunitybank.com.